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                                  EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of August 6, 2001, is entered into by Next Level Communications, Inc., a Delaware corporation (the "Company"), and Michael Norris (the "Executive").

        WHEREAS, the Company is engaged in the business of designing and marketing broadband communications equipment and desires to employ the Executive as President and Chief Executive Officer of the Company; and

        WHEREAS, the Executive is willing to accept employment with the Company on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:

        1. TERM OF EMPLOYMENT. Subject to the termination provisions hereinafter set forth, the Company will employ the Executive, and the Executive accepts employment with the Company, for a period of one year (the "Term") commencing on December 4, 2000 (the "Effective Date"). The Term shall be automatically renewed for successive one year periods unless either party gives thirty (30) days written notice of nonrenewal. The giving by the Company of a notice of nonrenewal shall be deemed to be a notice of termination under the provisions of
Section 6(a) and Section 6(b) hereof, as applicable.

        2. DUTIES. The Executive will serve as the President and Chief Executive Officer of the Company and will discharge such duties and responsibilities, and enjoy such authorities, as are customary for such offices. The Executive will devote his full time and attention to the affairs of the Company and will not enter the employ of or serve as a consultant to, or in any way perform any services, with or without compensation, for any other person, business or organization, where such conduct would be inconsistent with, or prevent the Executive from carrying out, his duties under this Agreement. The Executive will perform his services at the general headquarters offices of the Company in Rohnert Park, California, or such other place to which such offices may be relocated ("Work Location"), except that the Executive agrees to travel from time to time to other offices of the Company, or other locations, to the extent reasonably required for the performance of his duties.

        3. COMPENSATION AND EXPENSES.

               (a) Salary. During the Term, the Company will pay the Executive an annual salary of $425,000 (the "Base Salary"); provided that such salary may be reduced to the extent that the Executive elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. The Company will pay the Executive his salary in equal installments no less frequently than monthly.

               (b) Hiring Bonus. The Executive shall be paid a $100,000 hiring bonus on the Effective Date.

               (c) Incentive Payment. The Executive shall be eligible for an incentive bonus

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payment ("Bonus") each calendar year based upon satisfactory performance by the
Executive, as determined by the Board of Directors of the Company or a designated committee thereof in accordance with the provisions of the Company's Annual Incentive Plan. The target incentive Bonus ("Target Bonus") shall be eighty percent (80%) of the Executive's Base Salary. The range of the Bonus shall be from fifty percent (50%) to one-hundred and fifty percent (150%) of the Executive's Base Salary.

               (d) Options. As soon as possible after the Effective Date, and subject to approval by the Board of Directors or a designated committee thereof, the Company will grant to the Executive options ("Options") to purchase 600,000 shares of the Company's common stock ("Common Stock") pursuant to the Company's 1999 Equity Incentive Plan. The general terms of such Options shall include the following:

                      (i) the exercise price shall be the fair market value per share on the date of grant; and

                      (ii) twenty-five percent (25%) of the Options shall vest on the first anniversary of the date of grant, with the remainder vesting monthly for the remaining three years.

               (e) Expenses. During the Term of this Agreement, the Company will obtain for the Executive, or shall reimburse the Executive for the Executive's cost of obtaining the following:

                      (i) a house in the Santa Rosa area to be used by the Executive according to the terms presented to the Compensation Committee of the Company's Board of Directors on May 29, 2001; and

                      (ii) airfare for ten round trips per year for spousal travel from Chicago, Illinois to Santa Rosa, California, with such airfare treated as taxable income to the Employee.

        4.     DEFINITIONS.

               (a) "Approval Date" shall mean the date on which the stockholders of the Company approve a transaction the consummation of which would result in the occurrence of a Change in Control.

               (b) "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

               (c) "Cause" shall mean termination by the Company of the Executive's employment:

                      (i) upon the Executive's willful and continued failure to perform substantially his duties with the Company resulting in material economic or financial injury to the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for

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                             substantial performance is delivered to him by the
                             Board of Directors which demand specifically identifies the manner in which the Board of Directors believes that he has not substantially performed his duties;

                      (ii) upon the Executive's willful and continued failure to follow and comply substantially with the specific and lawful directives of the Board of Directors, as reasonably determined by the Board of Directors resulting in material economic or financial injury to the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive's issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially followed or complied with the directives of the Board of Directors;

                      (iii)  upon the Executive's conviction of a felony;

                      (iv) upon the Executive's conviction of a misdemeanor involving fraud or dishonesty of moral turpitude resulting in material economic or financial injury to the Company; or

                      (v) upon the Executive's willful engagement in illegal conduct which is materially and demonstrably injurious to the Company.

For purposes of this definition of "Cause" no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith. In the event of a Change in Control pursuant to which the Company is not the surviving entity, then on and after the Change in Control Date all determinations and actions required to be taken by the Board of Directors under this definition shall be made or taken by the board of directors of the surviving entity, or if the surviving entity is a subsidiary, then by the board of directors of the ultimate parent corporation of the surviving entity.

               (d) A "Change in Control" shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the events set forth below:

                      (i) Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-three and one third percent (33 1/3%) or more of the combined voting power of the Company's then outstanding securities and Motorola, Inc. ("Motorola") then owns less than fifty percent (50%) of such securities, or Motorola acquires all of the total voting power represented by the Company's then outstanding voting securities, whether through a tender offer, merger, or any other means;

                      (ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a

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                             director designated by a person who has entered
                             into an agreement with the Company to effect a transaction described (i), (iii) or (iv)) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board of Directors;

                      (iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

                      (iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                      (v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

               (e)    "Date of Termination" shall mean:

                      (i) if the Executive's employment is terminated due to the Executive's death, the date of the Executive's death;

                      (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period); and

                      (iii) if the Executive's employment is terminated for Cause or Good Reason or for any other reason (other than death or Disability), the date specified in the Notice of Termination.

                      (iv) Notwithstanding anything to the contrary contained in this definition, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of

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                             Termination shall be the date on which the dispute
                             is finally determined, either by mutual written agreement of the parties, or otherwise; provided, however, that (A) the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; and (B) in the event of the Executive's death pending a dispute, and the resolution of such dispute is ultimately in the Executive's favor, then the Date of Termination shall be the date specified in the Notice of Termination.

               (f) "Disability" shall mean the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for six (6) consecutive months as a result of the Executive's incapacity due to physical or mental illness.

               (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               (h) "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                      (i) the assignment to the Executive of any duties inconsistent with the position in the Company, a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of the Executive's employment, or any other action by the Company that results in a material diminution in the Executive's position, authority, title, duties or responsibilities;

                      (ii) the Company's reduction of the Executive's annual base salary;

                      (iii) the Company's failure to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

                      (iv) the Company's failure to continue in effect any material compensation or benefit plan or practice in which the Executive is eligible to participate in (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company's failure to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants;

                      (v) the Company's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

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                      (vi)   any purported termination of the Executive's
                             employment that is not effected pursuant to a Notice of Termination, which purported termination shall not be effective for purposes of this Agreement.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

               (i) "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (j) "Person" shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and (iv) Motorola.

        5.     BENEFITS.

               (a) Vacation. For each calendar year during the Term of this Agreement, the Executive will be entitled to three weeks of paid vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit and prorated for any partial calendar year.

               (b) Employee Benefit Program. Without limiting the compensation to which the Executive is entitled pursuant to the provisions of Section 3 or this Section 5, the Executive will be entitled during the Term of this Agreement to participate in any stock option, pension, insurance or other benefit plan that is maintained at that time by the Company for executive employees.

        6.     TERMINATION.

               (a) Termination by the Company Without Cause. The Company may terminate the Executive's employment under this Agreement without Cause at any time by giving written notice to the Executive. Such termination will become effective upon the date specified in such notice, provided that such date is at least 30 days after the date of such notice. Upon any such termination prior to a Change of Control, one-hundred percent (100%) of the Executive's unvested Options shall immediately vest and the Company will pay the Executive, within five days of the effective date of termination and subject to the Executive's execution and delivery of such documents of release as the Company may reasonably request, an amount equal to two-hundred percent (200%) of the Executive's Base Salary plus the Executive's Target Bonus for the year in which the termination occurs ("Severance Payment"). Upon delivery of the Severance Payment, the Company shall have no further obligation of any kind to the Executive under this Agreement.

               (b) Termination by the Company for Cause. The Company may immediately terminate the Executive's employment at any time for Cause by giving written notice to the Executive. Upon any such termination for Cause, the Executive shall have no right to compensation under Section 3 or, except as required by law, to participate in any employee benefit programs under Section 5 for any period subsequent to the date of termination.

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               (c) Death or Disability. This Agreement and the obligations of the Company hereunder will terminate upon the death or Disability of the Executive.

               (d) Termination by the Executive. The Executive may terminate his employment for Good Reason under this Agreement at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least 30 days after the date of delivery of the notice. Upon any such termination prior to a Change of Control, one-hundred percent (100%) of the Executive's unvested Options shall immediately vest, and the Company will pay the Executive the Severance Payment. Upon delivery of the Severance Payment, the Company shall be relieved of all of its obligations under this Agreement.

               (e) Termination without Cause or for Good Reason. If a Change of Control of the Company occurs during the Term of the Executive's employment, and either the Company terminates the Executive without Cause or the Executive terminates for Good Reason within two years following the Change of Control: (A) one-hundred percent (100%) of the Executive's unvested Options shall immediately vest; and (B) the Company will pay the Executive upon cessation of the Employee's employment an amount equal to three-hundred percent (300%) of the Base Salary plus two-hundred percent (200%) of the Target Bonus.

        7. TAXES. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that any benefit received or to be received by the Executive in connection with a Change in Control ("Contract Benefits") or any other plan, arrangements or agreement with the Company or an affiliate (collectively with the Contract Benefits, the "Total Benefits")) that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by the Executive if no such reduction was made. For purposes of this Section 7, "net after-tax benefit" shall mean (i) the Total Benefits which the Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), less (iii) the amount of excise taxes imposed with respect to the benefits described in (i) above by
Section 4999 of the Code. The foregoing determination will be made by the Company's independent certified public accountants serving immediately prior to the Change in Control (the "Accountants"). In the event that the Accountants are also serving as accountant or auditor for the individual, group or entity effecting the Change in Control the Executive may appoint another nationally recognized public accounting firm to make the determination required hereunder (which firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne by the Company. The Executive will direct the Accountants to submit their determination and detailed supporting calculations to both the Executive and the Company within fifteen
(15) days of receipt from the Executive or the Company that the Executive has received or will receive the Total Benefits. If the Accountants determine that such reduction is required by this Section 7, the Executive, in the Executive's sole and absolute discretion, may determine which Total Benefits shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax

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imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive. The Executive and the Company will each provide the Accountants access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7.

        8. CHOICE OF LAW; ARBITRATION. The internal laws of the State of California, United States of America, applicable to contracts entered into and wholly to be performed in California by California residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder; provided, however, that this Section 8 and the parties' rights under this Section 8 shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Section 8. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in San Francisco, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the "Arbitrator") to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or agree on the Arbitrator within such twenty-one (21) day period, either party may make written application to the Judicial Arbitration and Mediation Services ("JAMS"), JAMS, 2 Embarcadero Center Suite 1100, San Francisco, CA 94111, for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within 30 days of the selection of the Arbitrator, the parties shall meet in San Francisco, California with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.

        9.     MISCELLANEOUS.

               (a) Continuing Effect. Unless otherwise expressly provided herein, any provision of this Agreement that would by its terms or natural import survive the expiration of this Agreement pursuant to Section 1 or termination pursuant to Section 6 shall also survive.

               (b) Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. The Executive agrees that the Company may assign its rights and obligations under this Agreement to

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any successor-in-interest. The Executive may assign his rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of the Executive's heirs or assigns in the event of his death. Except as expressly provided in this paragraph, no party may assign its rights and obligations hereunder, and any attempt to do so will be void.

               (c) Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

               (d) Notice. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following addresses:

               To the Company:

               Next Level Communications, Inc.
               6085 State Farm Drive
               Rohnert Park, CA  94928
               Telephone:  (707) 584-6820
               Facsimile:  (707) 584-6852
               Attention:  Keith A. Zar


               To the Executive:

               J. Michael Norris
               393 S. Plymouth Court
               Inverness, IL 60067
               Telephone:  (847) 963-1383
               Facsimile:  (847) 692-7509

Any party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

               (e) Waiver; Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

               (f) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any previous agreement or understanding.

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               IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

COMPANY                                      EXECUTIVE


By:/s/ Next Level Communications, Inc.       /s/ J. Michael Norris
   -----------------------------------       -----------------------------------
Title: Senior Vice President
      -----------------------------